Memorandum                                Exhibit 10(gg)

Northrop Grumman Systems Corporation
In reply refer to

To Janis Pamiljans    From Denise Peppard

Subject    Relocation    Date March 8, 2017

Coples    Ref

This Memorandum sets forth the terms of your relocation to California. Although your job responsibilities will continue to require you to spend substantial time in Virginia. among other things, attending CPC and other leadership meetings, and managing operations and employees in Virginia, you have indicated your intention to relocate to California in connection with the effective date of your election to Corporate Vice President and President, Aerospace Systems.

The Company will pay you $850,000, less applicable withholding ("Relocation Payment"), on or before April 1, 2017, subject to all the terms set forth in this Memorandum and only if you satisfy all the following conditions ("Conditions").

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You forfeit all benefits you would have been entitled to receive under the Company's relocation policy, and you forfeit any other reimbursements that normally would be provided under the Company's relocation policy; and

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You remain continuously and actively employed by the Company (except for legally protected absences) through December 31, 2018, you continue to perform in accordance with expected standards of performance, and you continue to comply with the policies, practices and procedures relevant to your employment with the Company.

If you do not satisfy all of the Conditions, you will be required to immediately return the Relocation Payment. However, if the Company terminates your employment other than for Cause prior to December 31, 2018, and you continue to meet the Conditions up to and including such termination date, you will not be required to return the Relocation Payment, provided that you first sign (and not revoke) a release of claims acceptable to the Company. (For purposes of this Memorandum, "Cause" includes unsatisfactory performance, violations of company policies or procedures, and/or any significant breach of the Company's values, ethics or standards of business conduct.)

Any legal claim regarding this Memorandum shall be resolved in accordance with the arbitration procedures set forth in Corporate Procedure USHR2-32, except that you and the Company shall share equally the fees and costs of the arbitrator and the prevailing party in the arbitration shall be entitled to receive from the losing party reasonably incurred attorneys' fees and costs.
Further, any arbitration hearing and related proceeding shall be convened in Falls Church, VA.
Nothing in this Memorandum entitles you to continued employment with the Company for any duration of time, in any particular position or responsibility, or at any particular level of compensation or benefits. This Memorandum shall only entitle you to the payment of the Relocation Payment described above, if applicable.

This Memorandum shall supersede all other understandings or agreements regarding your relocation. This Memorandum shall be governed by and interpreted and enforced in accordance with the laws of the Commonwealth of Virginia, without regard to rules regarding conflicts of law.

Please sign below acknowledging your agreement to the terms and conditions of this Memorandum. Thank you for your continued contributions to the Company.

I acknowledge receipt of this Memorandum and agree to its terms and conditions:

Date: March 9, 2017

I